Exhibit 99.01

News Release

FOR IMMEDIATE RELEASE
MEDIA CONTACT:	INVESTOR CONTACT:
Melissa Martin	Helyn Corcos
Symantec Corp.	Symantec Corp.
408-517-8475	408-517-8324
Melissa_martin@symantec.com	hcorcos@symantec.com
Symantec CEO John W. Thompson to Retire
Board Names Enrique Salem President and Chief Executive Officer
CUPERTINO, Calif. – Nov. 17, 2008 – Symantec (Nasdaq: SYMC) today announced that John W. Thompson, chairman and chief executive officer, will retire as CEO at the end of the fiscal year. The board of directors has appointed Enrique T. Salem, Symantec’s chief operating officer, as president and chief executive officer effective April 4, 2009. Following the transition, Thompson, 59, will remain chairman of the board and Salem, 43, will join the board of directors.
“I am proud of our team’s accomplishments over the past 10 years as we’ve transformed the company from a consumer software publisher to the leader in Internet security, data protection and storage management,” said Thompson. “I’ve always believed planning for succession was a critical part of my role and, for the past two years, have been working with the board on a thoughtful succession plan. Through that process, Enrique emerged as the right person to lead the company and I am confident in his ability to continue to drive the success of our team.”
“Over the past 10 years, John has led the effort to diversify Symantec’s customer base and has grown the company’s revenue tenfold. The board appreciates all he has done for Symantec and his leadership in driving the succession planning process,” said Robert S. Miller, lead independent director of Symantec’s board. “We are grateful that John will remain chairman of the board and work with the team to ensure a smooth transition.”
Salem has been an integral part of the Symantec leadership team and has worked closely with John the past few years to set the company’s strategic direction. In January 2008, Salem was appointed chief operating officer responsible for the company’s day-to-day operations, global product development, sales and marketing. His appointment to chief operating officer was a critical step in the succession planning process. During the past year, he leveraged R&D investments to enhance integration across the portfolio and established a common set of metrics to improve execution and drive results. Salem will continue in his current role as chief operating officer until the end of the fiscal year.
Prior to being named chief operating officer, Salem held a number of important roles at Symantec, including senior vice president of the security products and solutions group, group president of the consumer business unit and group president of worldwide sales and marketing.
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Symantec CEO John W. Thompson to Retire; Board Names Enrique Salem President and Chief Executive Officer

“Enrique is a strong leader with extensive knowledge of our business and great relationships with our customers and employees,” said Miller. “His breadth of experience throughout his career and the depth of his knowledge about Symantec uniquely qualify him to lead the company in its next stage of growth.”
“Symantec has a history of innovation and a solid foundation for growth. I am confident in the team and our ability to execute for our customers,” said Salem. “I am delighted to have this opportunity to lead a great company through its next phase of growth and shareholder value creation.”
Enrique Salem’s Background
Salem has more than 20 years of experience in sales, product delivery and operations. Before returning to Symantec in 2004, Salem was president and chief executive officer of Brightmail, the leading anti-spam software company that was acquired by Symantec in 2004. As senior vice president of products and technology at Oblix Inc., he spearheaded corporate strategy and development, leading the company’s engineering, product management and technology groups; and at Ask Jeeves Inc., he led the engineering group and IT operations. Salem first joined Symantec in 1990 when the company acquired Peter Norton Computing. He held a variety of positions during that nine-year tenure including chief technology officer and vice president of the security business unit.
Salem was named 2007 Corporate Executive of the Year by Hispanic Net as well as 2004 Entrepreneur of the Year of Northern California by Ernst and Young.
Conference Call
Symantec will host a conference call and webcast today to discuss this announcement at 2 p.m. PST/ 5 p.m. EST.  The live discussion can be accessed by dialing 877-704-5378 domestic and 913-312-1268 internationally, passcode 3549269.  An audio webcast of the call will also be available at www.symantec.com/invest. Please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software.  A replay of the call will be available via webcast at www.symantec.com/invest.
About Symantec
Symantec is a global leader in providing security, storage and systems management solutions to help consumers and organizations secure and manage their information-driven world.  Our software and services protect against more risks at more points, more completely and efficiently, enabling confidence wherever information is used or stored. More information is available at www.symantec.com.
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Symantec CEO John W. Thompson to Retire; Board Names Enrique Salem President and Chief Executive Officer

FORWARD-LOOKING STATEMENTS: This press release contains a forward looking statement referring to Mr. Salem’s ability to lead Symantec to future growth and shareholder value creation. This statement is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. Such risk factors include those related to: maintaining customer and partner relationships; the anticipated growth of certain market segments, particularly with regard to security and storage; the competitive environment in the software industry; changes to operating systems and product strategy by vendors of operating systems; fluctuations in currency exchange rates; the timing and market acceptance of new product releases and upgrades; the successful development of new products and integration of acquired businesses, and the degree to which these products and businesses gain market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release. We assume no obligation, and do not intend, to update this forward looking statement as a result of future events or developments. Additional information concerning these and other risks factors is contained in the Risk Factor section of our Form 10-K for the year ended March 28, 2008.